                                                                      EXHIBIT 99


                                                                  PNC BANK CORP.

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FINANCIAL HIGHLIGHTS

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
THREE MONTHS ENDED MARCH 31                                                                              1994              1993
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FINANCIAL PERFORMANCE (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Net interest income (taxable-equivalent basis)                                                       $505,804          $463,568
Income before cumulative effect of changes in accounting principles                                   205,689           187,011
Net income                                                                                            205,689           167,618
Earnings per common share
 Before cumulative effect of changes in accounting principles
   Primary                                                                                                .87               .79
   Fully diluted                                                                                          .86               .78
 Net income
   Primary                                                                                                .87               .71
   Fully diluted                                                                                          .86               .70
Net interest margin                                                                                      3.68%             4.14%
Returns before cumulative effect of changes in accounting principles
  Return on average total assets                                                                         1.41              1.59
  Return on average common shareholders' equity                                                         19.32             19.86
Returns based on net income
  Return on average total assets                                                                         1.41              1.42
  Return on average common shareholders' equity                                                         19.32             17.89
Net charge-offs to average loans                                                                          .29               .76
After-tax profit margin                                                                                 26.91             22.53
Overhead ratio                                                                                          55.84             54.14
SELECTED AVERAGE BALANCES (IN MILLIONS)
Total assets                                                                                         $ 58,966          $ 47,794
Total earning assets                                                                                   55,182            44,980
Securities                                                                                             21,238            18,980
Loans, net of unearned income                                                                          32,023            25,214
Deposits                                                                                               31,737            28,090
Shareholders' equity                                                                                    4,330             3,814
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

                                                                                   MARCH 31       December 31         March 31
                                                                                       1994              1993             1993
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PERIOD-END RATIOS
Capital
 Risk-based capital
   Tier I                                                                             9.86%              9.57%           10.51%
   Total                                                                              12.42             12.11            12.64
 Leverage                                                                              7.15              7.85             7.96
 Common shareholders' equity to total assets                                           6.97              6.93             7.50
Asset quality
 Nonperforming loans to total loans                                                    1.09              1.15             1.93
 Nonperforming assets to total loans and foreclosed assets                             1.56              1.65             2.92
 Nonperforming assets to total assets                                                   .85               .89             1.45
 Allowance for credit losses to total loans                                            2.94              2.92             3.62
 Allowance for credit losses to nonperforming loans                                  269.60            253.12           187.85
Book value per common share
 As reported                                                                         $18.14            $18.34           $16.42
 Excluding net unrealized securities gains/losses                                     18.53             17.96            16.42
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                             CONTENTS
CORPORATE FINANCIAL REVIEW
  THREE MONTHS 1994 VERSUS THREE MONTHS 1993................     2
CONSOLIDATED FINANCIAL STATEMENTS
  CONSOLIDATED BALANCE SHEET................................    15
  CONSOLIDATED STATEMENT OF INCOME..........................    16
  CONSOLIDATED STATEMENT OF CASH FLOWS......................    17
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................    18
Average Consolidated Balance Sheet
  and Net Interest Analysis.................................    20
Corporate Information.......................................    22

PNC BANK CORP.

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                                                      CORPORATE FINANCIAL REVIEW

THE CORPORATE FINANCIAL REVIEW SHOULD BE READ IN CONJUNCTION WITH THE PNC BANK CORP. AND SUBSIDIARIES ("CORPORATION") CONSOLIDATED FINANCIAL STATEMENTS INCLUDED HEREIN.

Overview

During the first quarter of 1994, the economy continued to experience moderate growth. Management expects improved economic conditions to continue throughout 1994 accompanied by additional increases in short-term interest rates.
    Net income for the first quarter of 1994 was $205.7 million, or $.86 per fully diluted share, compared with $167.6 million, or $.70 per share, for 1993. Income before accounting changes in the prior year period was $187.0 million or $.78 per fully diluted share. Return on assets and return on common shareholders' equity were 1.41 percent and 19.32 percent, respectively, in 1994, compared with 1.42 percent and 17.89 percent, in 1993. The corresponding 1993 returns before accounting changes were 1.59 percent and 19.86 percent.
    The results for the first quarter of 1994 include a full-period contribution from the acquisition of PNC Mortgage (formerly Sears Mortgage Banking Group).
    The results for the first three months of 1993 include the cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for certain intangible assets, primarily purchased mortgage servicing rights. The cumulative effect of these changes reduced net income by $9.0 million and $10.4 million, respectively.

Mergers and Acquisitions

On November 30, 1993, the Corporation completed its acquisition of PNC Mortgage for $328 million in cash. The purchase price is subject to certain post-closing adjustments. With this acquisition, the Corporation added assets of $7.6 billion; a mortgage servicing portfolio approximating $27 billion, including $21 billion serviced for others; and a national residential mortgage production network consisting of 120 locations in 33 states.
    On January 21, 1994, the Corporation consummated the acquisition of United Federal Bancorp, Inc. ("United"), State College, Pennsylvania, for $156 million in cash. United's assets totaled $900 million at closing. In addition, the Corporation has a pending agreement to acquire First Eastern Corp. ("First Eastern"), Wilkes-Barre, Pennsylvania, which had total assets of $2.0 billion at March 31, 1994. This transaction has an indicated value of approximately $330 million and is expected to close in the second quarter of 1994.

                                                                  PNC BANK CORP.

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CORPORATE FINANCIAL REVIEW

Income Statement Review

INCOME STATEMENT HIGHLIGHTS
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
THREE MONTHS ENDED MARCH 31                              Change
                                                   -----------------
IN MILLIONS                    1994      1993      Amount    Percent
- - --------------------------------------------------------------------
Net interest income--
 taxable-equivalent basis      $506      $464         $42        9.1%
Provision for credit losses      25        61         (36)     (59.0)
Noninterest income              258       280         (22)      (7.8)
Noninterest expenses            427       387          40       10.3
Income before cumulative
 effect of changes in
 accounting principles          206       187          19       10.2
Net income                      206       168          38       22.6
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

NET INTEREST INCOME AND NET INTEREST MARGIN On a fully taxable-equivalent basis, net interest income for the first quarter of 1994 increased $42.2 million, or
9.1 percent, compared with the first quarter of 1993. The increase was due to higher levels of average earning assets.

NET INTEREST MARGIN COMPARISON
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THREE MONTHS ENDED MARCH 31
                                                       Basis
                                                       Point
TAXABLE-EQUIVALENT BASIS         1994       1993      Change
- - ------------------------------------------------------------
Book-basis yield on earning
  assets                         6.23%      6.84%       (61)
Effect of loan fees               .14        .18         (4)
Taxable-equivalent adjustment     .06        .09         (3)
- - ------------------------------------------------------------
 Taxable-equivalent yield on
   earning assets                6.43       7.11        (68)
Rate on interest-bearing
  liabilities                    3.69       4.03        (34)
- - ------------------------------------------------------------
 Interest rate spread            2.74       3.08        (34)
Impact of noninterest-bearing
  sources                         .53        .63        (10)
Net benefit of interest rate
  swaps                           .41        .43         (2)
- - ------------------------------------------------------------
 Net interest margin             3.68%      4.14%       (46)
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

    As expected, the net interest margin narrowed during the quarter when compared with the comparable period in 1993, primarily due to the PNC Mortgage acquisition. The maturity structure and nature of the liabilities assumed relative to the assets acquired resulted in a narrower interest rate spread. In addition, the proportion of noninterest-bearing sources supporting earning assets declined. This impact was partially mitigated by the benefit of lower prepayments on mortgage-related assets in a rising rate environment. Interest rate swaps were used to reduce exposure to changes in interest rates. The net interest margin comparison illustrates the net benefit of interest rate swaps segregated from the applicable margin components.

VOLUME/RATE ANALYSIS
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
THREE MONTHS ENDED MARCH 31             Increase (Decrease)
1994 VERSUS 1993                         Due to Changes in:
                               -----------------------------------
                                                    Rate
IN MILLIONS                    Volume    Rate      Volume    Total
- - ------------------------------------------------------------------
Interest income                $182      $(68)     $(14)      $100
Interest expense                 85       (22)       (5)        58
Net interest income             105       (52)      (11)        42
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

PROVISION FOR CREDIT LOSSES The provision for credit losses was $25.0 million in the first quarter of 1994, compared with $61.4 million in the first quarter of 1993. Continuing improvement in economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and charge-offs, and a higher reserve coverage of nonperforming loans. The improvement in asset quality is expected to result in a lower full-year provision in 1994 when compared with the prior year.

NONINTEREST INCOME Noninterest income totaled $258.6 million in the first quarter of 1994, compared with $280.3 million in the corresponding 1993 period. Net securities gains for the quarter totaled $30.4 million, compared with $105.2 million in the year-earlier period. Excluding net securities gains, noninterest income as a percentage of total revenue was 31.1 percent in the first quarter of 1994, compared with 27.4 percent a year earlier.

PNC BANK CORP.

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                                                      CORPORATE FINANCIAL REVIEW

NONINTEREST INCOME
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                                                                                                        Change
THREE MONTHS ENDED MARCH 31                                                                      --------------------
IN THOUSANDS                                                             1994         1993       Amount       Percent
- - ---------------------------------------------------------------------------------------------------------------------
Investment management and trust
 Trust                                                               $ 49,399     $ 44,793     $  4,606         10.3%
 Mutual funds                                                          23,568       21,480        2,088          9.7
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   Total investment management and trust                               72,967       66,273        6,694         10.1
- - -------------------------------------------------------------------------------------------------------
Service charges, fees and commissions
 Deposit account and corporate services                                39,806       38,478        1,328          3.5
 Credit card and merchant services                                     12,920       12,908           12           .1
 Brokerage                                                              8,677        7,717          960         12.4
 Corporate finance                                                     10,679        8,583        2,096         24.4
 Other services                                                        15,820       13,759        2,061         15.0
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   Total service charges, fees and commissions                         87,902       81,445        6,457          7.9
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Mortgage Banking
 Servicing                                                             35,022        6,294       28,728        456.4
 Marketing                                                              2,870        1,600        1,270         79.4
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   Total mortgage banking                                              37,892        7,894       29,998        380.0
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Net securities gains                                                   30,392      105,161      (74,769)       (71.1)
Other                                                                  29,398       19,508        9,890         50.7
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   Total                                                             $258,551     $280,281     $(21,730)        (7.8)%
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

    New business accounted for the increase in trust income. Trust assets totaled $111 billion at March 31, 1994, compared with $105 billion a year ago. The Corporation exercised discretionary investment authority over $30 billion of such assets at March 31, 1994, compared with $32 billion a year ago.
    Mutual fund accounting and administrative fees increased $2.5 million, or
16.1 percent, to $18.1 million in the first quarter of 1994 as a result of new business. Investment advisory fees declined 7.2 percent to $5.5 million during the first quarter of 1994, due to a decline in the level of advised money market mutual fund assets. Mutual funds serviced totaled $80 billion at March 31, 1994, including $23 billion over which the Corporation exercised discretionary investment authority. The comparable amounts were $71 billion and $25 billion, respectively, a year ago.
    Service charges, fees and commissions increased $6.5 million, or 7.9 percent, to $87.9 million. Increased transaction volume related to new business and acquisitions accounted for the growth in deposit account and corporate services revenue. Increased syndication and advisory activity accounted for the growth in corporate finance fees.
    Mortgage banking income increased $30.0 million to $37.9 million, primarily as a result of the PNC Mortgage acquisition. During the first quarter of 1994, the Corporation originated $2.0 billion of residential mortgages, the majority of which represented new financing. Although the volume of originations was adversely impacted by the rising interest rate environment, the market value of mortgage servicing rights increased. Gains of $5.1 million were realized from the sale of mortgage servicing rights during the first quarter of 1994. At March 31, 1994, the Corporation's mortgage servicing portfolio totaled $35.3 billion with a weighted-average coupon of 7.74 percent, including $28.3 billion serviced for others.
    The increase in other noninterest income is attributable to higher gains from sales of assets and venture capital activity. These increases were partially offset by lower trading account profits.

                                                                  PNC BANK CORP.

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CORPORATE FINANCIAL REVIEW

NONINTEREST EXPENSES
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THREE MONTHS ENDED MARCH 31                            Change
                                                  ----------------
IN THOUSANDS                1994        1993      Amount   Percent
- - ------------------------------------------------------------------
Compensation            $164,792    $140,349    $ 24,443      17.4%
Employee benefits         42,107      36,055       6,052      16.8
- - --------------------------------------------------------
 Total staff expense     206,899     176,404      30,495      17.3
Net occupancy             32,420      29,667       2,753       9.3
Equipment                 32,862      28,652       4,210      14.7
Amortization of
 intangible assets        19,560      10,704       8,856      82.7
Federal deposit
 insurance                18,176      16,465       1,711      10.4
Taxes other than income   11,096       8,829       2,267      25.7
Other                    105,833     116,294     (10,461)     (9.0)
- - --------------------------------------------------------
 Total                  $426,846    $387,015    $ 39,831      10.3%
- - ------------------------------------------------------------------

NONINTEREST EXPENSES Noninterest expenses totaled $426.8 million in the first quarter of 1994, compared with $387.0 million in the year-earlier period. The overhead ratio was 55.8 percent in the first quarter of 1994, compared with 54.1 percent in 1993. The ratio increased due to higher relative operating expenses associated with PNC Mortgage.
    Staff expense increased 17.3 percent to $206.9 million, primarily due to acquisitions completed in the second half of 1993. Average full-time equivalents totaled 20,900 for the first quarter 1994, compared with 17,600 in the year-earlier period. Approximately 3,500 average full-time equivalents were added from acquisitions. Excluding the impact of acquisitions, staff expense increased 2.4 percent.
    Net occupancy and equipment expense increased $2.8 million and $4.2 million, respectively, primarily due to acquisitions, occupancy of an office building purchased in 1993 and an upgrade of computer equipment.
    Amortization of intangible assets increased $8.9 million primarily due to higher levels of purchased mortgage servicing rights associated with the PNC Mortgage transaction.
    The decrease in the other category related to certain accruals recorded in 1993.

PNC BANK CORP.

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                                                      CORPORATE FINANCIAL REVIEW

Line of Business Results

The management accounting process uses various methods of balance sheet and income statement allocations, transfers and assignments to evaluate the performance of various business units. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The following information is based on management accounting practices which conform to and support the management structure of the Corporation and is not necessarily comparable with similar information for any other financial institution. Designations, assignments, and allocations may change from time to time as management accounting systems are enhanced or product lines change. During 1994, certain methodologies were changed and, accordingly, results for 1993 are presented on a consistent basis.
    For management reporting purposes, the Corporation has designated four distinct lines of business: Corporate Banking, Retail Banking, Investment Management and Trust, and Investment Banking. Management categorizes the operating units within these lines of business based on their mature or growth nature. The businesses targeted for growth include Treasury Management, Mortgage Banking, Mutual Funds, Asset Management, and Brokerage. Management believes these targeted businesses have attractive growth potential and continues to make significant investments in them. For the more mature business units, such as Corporate Banking and Consumer Banking, the emphasis is on managing the revenue and expense relationship to enhance profitability.
    The financial results presented in this section reflect each line of business as if it operated on a stand-alone basis. Securities or borrowings have been assigned to each line of business based on its net asset or liability position. The remaining securities and borrowings emanating from management of the Corporation's overall asset/liability position and related interest rate spread and net securities gains are included in Portfolio Management.

LINE OF BUSINESS HIGHLIGHTS
- - ---------------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31
IN MILLIONS, EXCEPT RATIOS                                                                                          Return on
                                                                  Earnings              Average Assets           Assigned Equity
                                                               --------------        --------------------        ----------------
                                                               1994      1993           1994         1993        1994        1993
- - ---------------------------------------------------------------------------------------------------------------------------------
Corporate Banking
  Large Corporate                                              $ 25      $ 18        $ 3,494      $ 3,048          26%         20%
  Middle Market                                                  62        41          9,689        9,815          20          11
- - ---------------------------------------------------------------------------------------------------------
   Total Corporate Banking                                       87        59         13,183       12,863          21          13
- - ---------------------------------------------------------------------------------------------------------
Retail Banking
  Consumer Banking                                               67        62         24,412       23,349          20          20
  Mortgage Banking                                               17         7          9,653        3,325          17          18
- - ---------------------------------------------------------------------------------------------------------
   Total Retail Banking                                          84        69         34,065       26,674          20          20
- - ---------------------------------------------------------------------------------------------------------
Investment Management and Trust
  Trust                                                          10        11            389          357          40          51
  Mutual Funds                                                    6         6            139          104          45          62
- - ---------------------------------------------------------------------------------------------------------
   Total Investment Management and Trust                         16        17            528          461          42          55
- - ---------------------------------------------------------------------------------------------------------
Investment Banking
  Portfolio Management                                           37        83          9,841        7,869          63         139
  Brokerage and Underwriting                                      8         6            542          259          49          39
- - ---------------------------------------------------------------------------------------------------------
   Total Investment Banking                                      45        89         10,383        8,128          60         117
- - ---------------------------------------------------------------------------------------------------------
   Total lines of business                                      232       234
Unallocated items                                               (26)      (47)
Cumulative effect of accounting changes                                   (19)
- - -----------------------------------------------------------------------------
   Total                                                       $206      $168
- - ---------------------------------------------------------------------------------------------------------------------------------

                                                                  PNC BANK CORP.

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CORPORATE FINANCIAL REVIEW

    Earnings contributed by the lines of business totaled $232 million in the first quarter of 1994, compared with $234 million in the first quarter of 1993. Excluding net securities gains, earnings from the lines of business were $213 million and $166 million, respectively. These results exceeded reported consolidated net income by $26 million and $66 million, respectively, due to the cumulative effect of changes in accounting principles in 1993, provision for credit losses in excess of specific reserve allocations and certain unallocated corporate expenses.

CORPORATE BANKING Corporate Banking provided 38 percent of line of business earnings in the first quarter of 1994. Large Corporate benefited from an 11 percent increase in average loans and improved asset quality. Middle Market earnings increased as a result of a reduction in the provision for credit losses as asset quality improved in both the commercial and real estate project portfolios.

RETAIL BANKING The contribution of Retail Banking earnings was 36 percent in the first quarter of 1994. Consumer Banking average loans and deposits increased 12 percent and 3 percent, respectively, compared with the first quarter of 1993, primarily due to acquisitions. Operating expenses of this mature business increased less than 4 percent when compared with the prior year, as increased expenses related to acquisitions were partially offset by branch and back office consolidations. The increase in Mortgage Banking earnings reflect the contribution of the acquired assets and mortgage banking operations of PNC Mortgage. Average mortgage-related assets increased $6.3 billion to $9.7 billion.

INVESTMENT MANAGEMENT AND TRUST Investment Management and Trust contributed 7 percent of line of business earnings. Trust earnings declined in the quarter-to-quarter comparison as increased income from new business was more than offset by higher marketing and incentive expenses. Mutual Funds earnings were unchanged in the first quarter of 1994. Increased revenues from investment in the PNC Family of Funds as well as expanded accounting and administrative services were offset by lower investment advisory fees and increased marketing costs.

INVESTMENT BANKING The earnings contribution from Investment Banking was 19 percent in 1994. Portfolio Management earnings declined in the comparison as net securities gains were $30.4 million in the first quarter of 1994, compared with $105.2 million in 1993. The gains were significantly higher last year as certain mortgage-backed securities were sold in a higher prepayment environment to provide more stability to net interest income. Increased earnings in Brokerage and Underwriting reflect higher brokerage and venture capital income, which was partially offset by additional investment in this targeted business.

Balance Sheet Review

BALANCE SHEET HIGHLIGHTS
- - --------------------------------------------------------------------

                                  THREE MONTHS ENDED
                                       MARCH 31
                                 -------------------       FULL YEAR
AVERAGES IN MILLIONS                1994        1993            1993
- - --------------------------------------------------------------------
Total assets                     $58,966     $47,794         $50,321
Total earning assets              55,182      44,980          47,340
Securities                        21,238      18,980          20,403
Loans, net of unearned income     32,023      25,214          25,959
Deposits                          31,737      28,090          28,442
Borrowings                        11,543      10,149          10,373
Shareholders' equity               4,330       3,814           3,957
- - --------------------------------------------------------------------

    The changes in the average balance sheet reflect the impact of acquisitions, stronger loan demand, and asset/liability management activities. Average earning assets increased $10.3 billion when compared with the first quarter of 1993, $5.7 billion of which were real estate mortgage and consumer loans.

    Average total loans for the first quarter of 1994 increased 27.0 percent to $32.0 billion when compared with the first quarter of 1993. Excluding the impact of acquisitions, average loans increased 3.9 percent in the quater-to-quarter comparison due to increased loan demand and higher levels of short-term commercial and money market loans.

PNC BANK CORP.

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                                                      CORPORATE FINANCIAL REVIEW


LOANS
- - ---------------------------------------------------------------------------------------------------------------------------------

                                                                       MARCH 31, 1994                     December 31, 1993
                                                                ---------------------------        ------------------------------
                                                                                   UNFUNDED                              Unfunded
IN MILLIONS                                                    OUTSTANDINGS     COMMITMENTS          Outstandings     Commitments
- - ---------------------------------------------------------------------------------------------------------------------------------
Commercial
 Manufacturing                                                      $ 2,772         $ 4,591               $ 2,765         $ 4,351
 Retail/Wholesale                                                     1,956           1,692                 1,789           1,570
 Services                                                             1,746           1,658                 1,586           1,599
 Financial services                                                     992           1,905                   872           1,666
 Communications                                                       1,290           1,148                 1,337             732
 Real estate related                                                    511             220                   557             177
 Investment/Holding Co.                                                 421             276                   454             264
 Other                                                                3,095           3,417                 3,103           3,089
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total commercial                                                  12,783          14,907                12,463          13,448
- - ---------------------------------------------------------------------------------------------------------------------------------
Real estate project
 Residential construction and development                                62              69                    70              72
 Commercial construction and development                                265             263                   280             221
 Medium-term financings
   Standing                                                             897             135                   875             142
   Other                                                                465              64                   505              68
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total real estate project                                          1,689             531                 1,730             503
- - ---------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage
 Residential                                                          8,045           1,149                 8,036           1,521
 Commercial                                                           1,040               6                   905               6
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total real estate mortgage                                         9,085           1,155                 8,941           1,527
- - ---------------------------------------------------------------------------------------------------------------------------------
Consumer
 Automobile                                                           2,469                                 2,428
 Home equity                                                          2,253           1,406                 2,238           1,360
 Student                                                              1,131               4                 1,103              27
 Credit card                                                            677           3,160                   725           3,065
 Other                                                                1,988             233                 2,031             214
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total consumer                                                     8,518           4,803                 8,525           4,666
- - ---------------------------------------------------------------------------------------------------------------------------------
Other                                                                 1,428             390                 1,871             400
Unearned income                                                        (209)                                 (222)
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total, net of unearned income                                    $33,294         $21,786               $33,308         $20,544
- - ---------------------------------------------------------------------------------------------------------------------------------

    Total commercial loans outstanding and unfunded commitments increased $1.8 billion, or 6.9 percent, from December 31, 1993, reflecting expanded economic activity.
    Total real estate project exposure remained relatively stable since year end. Residential construction and development loans rely upon unit sales of residential properties as the primary source of repayment. Medium-term financings have remaining terms of up to five years. This category includes completed construction projects which are in the leasing phase, and tenant-occupied commercial and residential real estate which depends upon sale or permanent take-out for ultimate repayment of the loan. Medium-term financings collateralized by projects where rental income exceeds debt service and operating costs are classified as standing loans.

                                                                  PNC BANK CORP.

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CORPORATE FINANCIAL REVIEW

    Retail and office projects accounted for 30 percent and 27 percent, respectively, of total real estate project exposure at March 31, 1994. Multi-family and hotel/ motel projects each accounted for 9 percent. No other project type accounted for more than 7 percent. Projects in the Corporation's primary markets, which include Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania, accounted for 69 percent of the total outstandings. The southeast region of the United States accounted for 17 percent and no other geographic region accounted for more than 6 percent.
    Residential mortgages outstanding remained relatively flat from year-end 1993. Approximately $350 million of residential mortgages were acquired in the United acquisition. This was offset by scheduled repayments and prepayment activity. Increased automobile, home equity and student loans were offset by seasonal declines in credit card outstandings.
    Highly leveraged transactions (HLTs) are included in various commercial loan categories. Consistent with the federal bank regulators' uniform definition, HLTs include financing transactions involving the buyout, acquisition or recapitalization of an existing business and credits extended to highly leveraged industries.
    At March 31, 1994, the loan portfolio included $979 million of HLT outstandings and $234 million of unfunded commitments. The comparable amounts at December 31, 1993 were $953 million and $186 million, respectively.
    The communications, manufacturing and retail/wholesale industries accounted for 64 percent, 21 percent and 9 percent, respectively, of total HLT exposure at March 31, 1994. HLT outstandings represented 2.9 percent of total loans at both March 31, 1994 and December 31, 1993.
    At March 31, 1994, the Corporation had 64 customers with loans designated as HLT. The ten largest HLT outstandings and unfunded commitments totaled $478 million and $43 million, respectively, one of which was classified as nonperforming. During the first quarter of 1994, the Corporation originated and/or participated in $155 million of commitments to new HLT customers, compared with $43 million in the corresponding 1993 period. HLT loan fees recognized in income during the first quarter of 1994 totaled $1.3 million and deferred HLT loan fees totaled $4.6 million at March 31, 1994. The yield on the HLT portfolio, including loans classified as nonperforming, was 6.5 percent during the first quarter of 1994.

RISK ELEMENTS During the first quarter of 1994, overall asset quality continued to improve. Assuming modest economic growth and excluding the impact of the First Eastern acquisition, management anticipates the favorable trend will continue during 1994.

NONPERFORMING ASSETS
- - --------------------------------------------------------------

                                    MARCH 31      December 31
IN MILLIONS, EXCEPT RATIOS              1994             1993
- - -------------------------------------------------------------
Nonaccrual loans
 Commercial                                $208          $181
 Real estate project                         87            91
 Real estate mortgage                        60            84
- - -------------------------------------------------------------
   Total nonaccrual loans                   355           356
- - -------------------------------------------------------------
Restructured loans                            9            28
- - -------------------------------------------------------------
   Total nonperforming loans                364           384
- - -------------------------------------------------------------
Foreclosed assets
 Real estate project                         94           108
 Real estate mortgage                        40            42
 Other                                       23            20
- - -------------------------------------------------------------
   Total foreclosed assets                  157           170
- - -------------------------------------------------------------
   Total nonperforming assets              $521          $554
- - -------------------------------------------------------------
Nonperforming loans to total loans         1.09%         1.15%
Nonperforming assets to total
  loans and foreclosed assets              1.56          1.65
Nonperforming assets to total
  assets                                    .85           .89
- - -------------------------------------------------------------

    At March 31, 1994, $107 million of nonperforming loans were current as to principal and interest, compared with $102 million at December 31, 1993. Nonperforming HLT loans totaled $59 million at March 31, 1994, compared with $25 million at December 31, 1993.

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                                                      CORPORATE FINANCIAL REVIEW

CHARGE-OFFS AND RECOVERIES
- - --------------------------------------------------------------------------------

THREE MONTHS ENDED MARCH 31                                  1994                                            1993
                                            -------------------------------------           -------------------------------------
                                                                              NET                                             Net
IN MILLIONS                                 CHARGE-OFFS   RECOVERIES  CHARGE-OFFS           Charge-offs   Recoveries  Charge-offs
- - ---------------------------------------------------------------------------------------------------------------------------------
Commercial                                          $12          $ 7          $ 5                   $29          $ 8          $21
Real estate project                                   3                         3                    12                        12
Real estate mortgage                                  6            1            5                     2            2
Consumer                                             17            7           10                    20            6           14
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total                                            $38          $15          $23                   $63          $16          $47
- - ---------------------------------------------------------------------------------------------------------------------------------

    At March 31, 1994, office, retail and land projects accounted for 60 percent of total nonperforming real estate project assets. The Corporation's primary markets accounted for 59 percent of total nonperforming real estate project assets at March 31, 1994. The southeast region of the United States and metropolitan Washington D.C. area accounted for 29 percent and 7 percent, respectively.
    Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled $177 million at March 31, 1994, compared with $135 million at December 31, 1993. Residential mortgages and student loans in the amount of $77 million and $38 million, respectively, were included in the total at March 31, 1994, compared with $55 million and $41 million at year end.
    Annualized net charge-offs as a percentage of average loans were .29 percent for the first quarter of 1994, compared with .76 percent in the corresponding 1993 period. The 1994 net charge-offs and recovery levels reflect the continued improvement in overall asset quality and the Corporation's loan workout efforts. There were no significant charge-offs or recoveries of HLT credits during the first quarters of 1994 and 1993.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses totaled $980 million at March 31, 1994, compared with $972 million at December 31, 1993. The allowance as a percentage of period-end loans and nonperforming loans was 2.94 percent and 269.60 percent, respectively, at March 31, 1994. The comparable year-end amounts were 2.92 percent and 253.12 percent, respectively. These ratios are expected to decline slightly as a result of the First Eastern acquisition.

ASSET/LIABILITY MANAGEMENT The primary objective of asset/liability management is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the Corporation's funding needs. To achieve this objective, asset/liability management uses a variety of investment alternatives, funding sources and off-balance-sheet instruments in managing the overall interest rate risk profile of the Corporation. ALCO policies include limits on the amounts of various financial instruments, types of funding, and the level of interest rate sensitivity.
    Asset/liability management seeks to minimize the credit risk associated with its activities. This is primarily accomplished by entering into transactions with only a select number of high quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral.
    A dynamic income simulation model is the primary mechanism used in assessing the impact on net interest income of changes in interest rates. Various assumptions related to interest rates, mortgage prepayments, and loan and deposit growth are used in the model. At March 31, 1994, the Federal funds and 5-year U.S. Treasury Note rates were 3.50 percent and 6.23 percent, respectively. In management's most likely interest rate scenario, the Federal funds rate was projected to increase to 4.25 percent and the 5-year U.S. Treasury Note rate was projected to decline to 6.15 percent over the next twelve months, reflecting a flattening of the yield curve. This scenario assumed that the market would afford opportunities to reinvest available funds in assets with appropriate maturities relative to expected funding sources.

                                                                  PNC BANK CORP.

- - --------------------------------------------------------------------------------
CORPORATE FINANCIAL REVIEW

    Based on the most likely scenario, the simulation model projected an increase in net interest income accompanied by higher earning asset levels and a narrower net interest margin.
    Management also develops higher and lower interest rate scenarios based on alternative economic assumptions. At March 31, 1994, each of these scenarios projected an increase in net interest income when compared with the prior year. However, in the lower rate scenario, the model projected net interest income would be 3.8 percent less than the most likely scenario assuming the Federal funds and 5-year U.S. Treasury Note rates fell gradually to 2.00 percent and
3.40 percent, respectively, over the next year. In the higher rate scenario, the model projected net interest income would be 5.5 percent less than the most likely scenario assuming the Federal funds and 5-year U.S. Treasury Note rates rose gradually to 5.50 percent and 7.40 percent, respectively. In management's opinion, these alternative scenarios are unlikely to occur. Such projected results are based on current on- and off-balance-sheet positions and do not reflect actions management could take to mitigate an adverse impact on net interest income.
    An interest rate sensitivity ("gap") analysis represents a point-in-time net position of assets, liabilities and off-balance-sheet instruments subject to repricing in specified time periods. The liability sensitivity of the cumulative one-year gap position was 19.1 percent of total earning assets at March 31, 1994, which declined to 3.8 percent within 24 months. Gap analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets, liabilities, and off-balance-sheet positions equally or simultaneously.
    The Corporation enters into interest rate swaps to alter the maturity and repricing structure of the balance sheet ("hedge swaps") and as an intermediary for customers ("customer swaps"). At March 31, 1994, hedge swaps and customer swaps accounted for 77 percent and one percent, respectively, of the total notional amount of all interest rate swap, futures, forward, foreign currency exchange and option contracts. The notional amount of hedge and customer swaps totaled $13.8 billion and $188 million, respectively, at March 31, 1994. The corresponding December 31, 1993 amounts were $11.8 billion and $490 million, respectively. At March 31, 1994, credit risk related to swaps under collateralized agreements totaled approximately $14 million with 44 percent collateralized by U.S. Government agencies and corporations securities.

CHANGE IN INTEREST RATE SWAPS
- - ---------------------------------------------------------------------

                          Hedge Swaps
                       -----------------
NOTIONAL VALUE             Receive       Pay       Customer
IN MILLIONS                  Fixed     Fixed          Swaps     Total
- - ---------------------------------------------------------------------
Balance at
 January 1, 1994           $10,619    $1,193          $490    $12,302
Additions                    2,650                      20      2,670
Maturities/amortization       (335)     (131)         (322)      (788)
Terminations                            (200)                    (200)
- - ---------------------------------------------------------------------
Balance at
 March 31, 1994            $12,934     $ 862          $188    $13,984
- - ---------------------------------------------------------------------

    Substantially all hedge swaps are indexed amortizing interest rate swaps where the Corporation receives payments based on fixed interest rates and makes payments based on a floating money market rate. Index swaps have remaining expected maturities that range from 2 months to 3 years in management's most likely interest rate scenario. If interest rates rise further, the maturities of certain index swaps would be extended.

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                                                      CORPORATE FINANCIAL REVIEW

    During the first quarter of 1994, hedge swaps benefitted net interest income by $56.7 million, compared with $46.7 million in the corresponding 1993 period. At March 31, 1994, net deferred gains on terminated interest rate swaps totaled $19 million, which is being amortized over various remaining periods of up to two years. Because the Corporation has an aggregate receive-fixed/pay-variable interest rate swap position, an increase in interest rates would reduce the benefit provided by such swaps. However, management would expect several factors to partially or entirely mitigate a decline in the benefit provided by such swaps. As interest rates increase, the Corporation will derive a greater benefit from existing long-term liabilities and noninterest-bearing sources of funds. Also, an increase in interest rates would likely be associated with higher levels of economic activity, providing opportunities for loan growth, increased yields on variable rate assets and higher fee income.

INTEREST RATE SWAPS
- - --------------------------------------------------------------
IN MILLIONS
                    Gain Position         Loss Position
                  ------------------    -----------------        Total
                  Notional     Fair     Notional     Fair     Notional
MARCH 31, 1994       Value    Value        Value    Value        Value
- - ----------------------------------------------------------------------
Hedge swaps
 Receive fixed      $3,534      $71      $ 9,400    $(260)     $12,934
 Pay fixed             299                   563      (47)         862
- - ----------------------------------------------------------------------
                     3,833       71        9,963     (307)      13,796
Customer swaps         143        2           45       (2)         188
- - ----------------------------------------------------------------------
    Total           $3,976      $73      $10,008    $(309)     $13,984
- - ----------------------------------------------------------------------

DECEMBER 31, 1993
- - ----------------------------------------------------------------------
Hedge swaps
 Receive fixed      $7,904     $153       $2,715    $ (26)     $10,619
 Pay fixed                                 1,193      (86)       1,193
- - ----------------------------------------------------------------------
                     7,904      153        3,908     (112)      11,812
Customer swaps         245        3          245       (3)         490
- - ----------------------------------------------------------------------
    Total           $8,149     $156       $4,153    $(115)     $12,302
- - ----------------------------------------------------------------------

LIQUIDITY MANAGEMENT Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers as well as the demands of depositors and debtholders. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets. Liquid assets consist of cash and due from banks, federal funds sold and resale agreements, interest-earning deposits with banks, trading account securities and securities available for sale. At March 31, 1994, such assets totaled $13.5 billion. Liquidity is also provided by securities that may be sold under agreements to repurchase, which totaled $6.8 billion at March 31, 1994. In addition, several bank affiliates have access to funds as members of the Federal Home Loan Bank system.
    Liquidity for the parent company and its nonbank affiliates is generated through the issuance of securities in public or private markets, lines of credit and dividends from subsidiaries. Under effective shelf registration statements at March 31, 1994, the Corporation has available $140 million of debt, $300 million of preferred stock and $550 million of securities that may be issued as either debt or preferred stock. Additionally, the Corporation has a $150 million unused committed line of credit. Funds obtained from any of these sources can be used for both bank and nonbank activities. In addition to current parent company funds, the funding for pending or potential acquisitions may include the issuance of instruments that qualify as regulatory capital, such as preferred stock or subordinated debt.

                                                                  PNC BANK CORP.

- - --------------------------------------------------------------------------------
CORPORATE FINANCIAL REVIEW

SECURITIES
- - --------------------------------------------------------------------------------

                                             MARCH 31, 1994                                      December 31, 1993
                              --------------------------------------------           --------------------------------------------
                                              UNREALIZED                                             Unrealized
                          AMORTIZED        ------------------         FAIR       Amortized        ------------------         Fair
IN MILLIONS                    COST        GAINS       LOSSES        VALUE            Cost        Gains       Losses        Value
- - ---------------------------------------------------------------------------------------------------------------------------------
Investment securities
 Debt securities
   U.S. Treasury            $     1                                $     1         $     1                                $     1
   U.S. Government
  agencies
    and corporations         10,173          $ 5         $292        9,886          10,227         $ 39          $32       10,234
   State and municipal          372           24            1          395             389           38                       427
   Other debt                   725            1           12          714             810            3            4          809
 Corporate stocks and
  other                         287            1                       288             245                                    245
- - ---------------------------------------------------------------------------------------------------------------------------------
    Total                   $11,558          $31         $305      $11,284         $11,672         $ 80          $36      $11,716
- - ---------------------------------------------------------------------------------------------------------------------------------
Securities available
  for sale
 Debt securities
   U.S. Treasury            $ 3,976          $ 1         $127      $ 3,850         $ 2,402         $  2          $ 2      $ 2,402
   U.S. Government
  agencies
    and corporations          5,101           14           54        5,061           8,023          114           16        8,121
   State and municipal            2                                      2               2                                      2
   Other debt                   676            8            3          681             788           18            4          802
 Corporate stocks and
  other                         137           23            3          157              36           25                        61
- - ---------------------------------------------------------------------------------------------------------------------------------
    Total                   $ 9,892          $46         $187      $ 9,751         $11,251         $159          $22      $11,388
- - ---------------------------------------------------------------------------------------------------------------------------------

    At March 31, 1994, securities totaled $21.3 billion and were comprised of $11.6 billion of investment securities and $9.7 billion of securities available for sale. The comparable amounts at year-end 1993 were $11.7 billion and $11.4 billion, respectively. The securities portfolio includes $16.0 billion of collateralized mortgage obligations and mortgage-backed securities with an aggregate weighted-average expected maturity of 3 years and 3 months.
    At March 31, 1994, the after-tax net unrealized loss related to securities available for sale totaled $92 million, compared with a gain of $88 million at year end.

FUNDING SOURCES
- - --------------------------------------------------------------

                                       MARCH 31   December 31
IN MILLIONS                                1994          1993
- - -------------------------------------------------------------
Deposits
 Demand, savings and money market       $19,114       $18,621
 Time                                    13,886        14,494
- - -------------------------------------------------------------
    Total deposits                       33,000        33,115
Borrowed funds
 Repurchase agreements                    5,189         4,995
 Treasury, tax and loan                   4,601         3,414
 Federal funds purchased                  1,392         2,066
 Commercial paper                           431           514
 Other                                       83           673
- - -------------------------------------------------------------
    Total borrowed funds                 11,696        11,662
Notes and debentures                     10,286         9,585
- - -------------------------------------------------------------
    Total                               $54,982       $54,362
- - -------------------------------------------------------------

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                                                      CORPORATE FINANCIAL REVIEW

    Brokered deposits are included in the money market, certificates of deposit of $100,000 or more, and other time categories. Such amounts totaled $3.4 billion at March 31, 1994, compared with $4.1 billion at December 31, 1993. Retail brokered deposits are issued or participated-out by brokers in denominations of $100,000 or less and are fully insured. Such deposits represented 65.9 percent of the total at March 31, 1994, compared with 63.7 percent at year-end 1993. These deposits are expected to decline further in future periods as they mature and alternative funding sources are employed. At March 31, 1994, treasury, tax and loan borrowings increased $1.2 billion from year-end 1993 due to relatively lower costs associated with such funds. During the quarter, the Corporation issued $700 million of unsecured bank notes with maturities of one year.

Capital

The current economic and regulatory environment has placed an increased emphasis on capital strength. Acquisition capability, funding alternatives, new business activities, deposit insurance costs, and the level and nature of expanded regulatory oversight depend in large part on a banking institution's capital classification. At March 31, 1994, the capital position of each bank affiliate was classified as well capitalized.

RISK-BASED CAPITAL AND LEVERAGE RATIOS
- - --------------------------------------------------------------

                                     MARCH 31      December 31
IN MILLIONS, EXCEPT RATIOS               1994             1993
- - --------------------------------------------------------------
CAPITAL COMPONENTS
 Shareholders' equity                 $ 4,282          $ 4,325
 Goodwill                                (170)             (85)
 Net unrealized securities (gains)
  losses                                   92              (88)
- - --------------------------------------------------------------
   Total Tier I risk-based capital      4,204            4,152
 Subordinated debt                        554              554
 Eligible allowance for credit
  losses                                  538              547
- - --------------------------------------------------------------
   Total risk-based capital           $ 5,296          $ 5,253
- - --------------------------------------------------------------
ASSETS
 Risk-weighted assets and off-
   balance-sheet instruments          $42,633          $43,380
 Average tangible assets               58,796           52,923
- - --------------------------------------------------------------
CAPITAL RATIOS
 Tier I risk-based capital               9.86%            9.57%
 Total risk-based capital               12.42            12.11
 Leverage                                7.15             7.85
- - --------------------------------------------------------------

    The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based and 3.00 percent for leverage. However, regulators may require higher capital levels when a bank's particular circumstances warrant. The leverage capital ratio declined during the first quarter of 1994, as a result of a full-period impact of the PNC Mortgage transaction and the United acquisition. Capital ratios are expected to decline slightly as a result of the First Eastern acquisition.

                                                                  PNC BANK CORP.

- - --------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET

- - --------------------------------------------------------------------------------

                                                                                                    MARCH 31      December 31
IN MILLIONS, EXCEPT PAR VALUES AND SHARE DATA                                                           1994             1993
- - -----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                              $ 2,536          $ 1,817
Short-term investments                                                                                 1,208              856
Loans held for sale                                                                                      996            1,392
Securities available for sale                                                                          9,751           11,388
Investment securities, fair value of $11,284 and $11,716                                              11,558           11,672
Loans, net of unearned income of $209 and $222                                                        33,294           33,308
Allowance for credit losses                                                                             (980)            (972)
- - -----------------------------------------------------------------------------------------------------------------------------
 Net loans                                                                                            32,314           32,336
Other                                                                                                  2,800            2,619
- - -----------------------------------------------------------------------------------------------------------------------------
 Total assets                                                                                        $61,163          $62,080
- - -----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
 Noninterest-bearing                                                                                 $ 6,901          $ 7,057
 Interest-bearing                                                                                     26,099           26,058
- - -----------------------------------------------------------------------------------------------------------------------------
 Total deposits                                                                                       33,000           33,115
- - -----------------------------------------------------------------------------------------------------------------------------
Borrowed funds
 Federal funds purchased                                                                               1,392            2,066
 Repurchase agreements                                                                                 5,189            4,995
 Commercial paper                                                                                        431              514
 Other                                                                                                 4,684            4,087
- - -----------------------------------------------------------------------------------------------------------------------------
 Total borrowed funds                                                                                 11,696           11,662
- - -----------------------------------------------------------------------------------------------------------------------------
Notes and debentures                                                                                  10,286            9,585
Accrued expenses and other liabilities                                                                 1,899            3,393
- - -----------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                                    56,881           57,755
- - -----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock--$1 par value
 Authorized: 17,645,573 and 17,663,791 shares
 Issued and outstanding: 965,015 and 983,233 shares                                                        1                1
 Aggregate liquidation value: $20
Common stock--$5 par value
 Authorized: 450,000,000 shares
 Issued: 235,168,185 and 234,994,196 shares                                                            1,175            1,175
Capital surplus                                                                                          453              450
Retained earnings                                                                                      2,846            2,715
Deferred ESOP benefit expense                                                                            (95)             (95)
Net unrealized securities gains (losses)                                                                 (92)              88
Common stock held in treasury at cost: 214,733 and 288,959 shares                                         (6)              (9)
- - -----------------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                                            4,282            4,325
- - -----------------------------------------------------------------------------------------------------------------------------
 Total liabilities and shareholders' equity                                                          $61,163          $62,080
- - -----------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                                                CONSOLIDATED STATEMENT OF INCOME

- - --------------------------------------------------------------------------------

THREE MONTHS ENDED MARCH 31
IN THOUSANDS, EXCEPT PER SHARE DATA                                                                         1994          1993
- - ------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                                                                 $572,836      $486,219
Securities                                                                                               295,808       298,497
Other                                                                                                     26,460         8,837
- - ------------------------------------------------------------------------------------------------------------------------------
 Total interest income                                                                                   895,104       793,553
- - ------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                                                 200,004       199,177
Borrowed funds                                                                                            96,737        88,524
Notes and debentures                                                                                     101,022        52,161
- - ------------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                                                                  397,763       339,862
- - ------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                                                     497,341       453,691
Provision for credit losses                                                                               25,015        61,417
- - ------------------------------------------------------------------------------------------------------------------------------
 Net interest income less provision for credit losses                                                    472,326       392,274
- - ------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Investment management and trust                                                                           72,967        66,273
Service charges, fees and commissions                                                                     87,902        81,445
Mortgage banking                                                                                          37,892         7,894
Net securities gains                                                                                      30,392       105,161
Other                                                                                                     29,398        19,508
- - ------------------------------------------------------------------------------------------------------------------------------
 Total noninterest income                                                                                258,551       280,281
- - ------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Staff expense                                                                                            206,899       176,404
Net occupancy and equipment                                                                               65,282        58,319
Other                                                                                                    154,665       152,292
- - ------------------------------------------------------------------------------------------------------------------------------
 Total noninterest expenses                                                                              426,846       387,015
- - ------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes and cumulative
   effect of changes in accounting principles                                                            304,031       285,540
Applicable income taxes                                                                                   98,342        98,529
- - ------------------------------------------------------------------------------------------------------------------------------
 Income before cumulative effect of changes in accounting principles                                     205,689       187,011
Cumulative effect of changes in accounting principles,
  net of tax benefit of $5,343                                                                                         (19,393)
- - ------------------------------------------------------------------------------------------------------------------------------
 Net income                                                                                             $205,689      $167,618
- - ------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
Primary before cumulative effect of changes in accounting principles                                        $.87         $ .79
Cumulative effect of changes in accounting principles                                                                     (.08)
- - ------------------------------------------------------------------------------------------------------------------------------
 Primary                                                                                                    $.87         $ .71
- - ------------------------------------------------------------------------------------------------------------------------------
Fully diluted before cumulative effect of changes in accounting principles                                  $.86         $ .78
Cumulative effect of changes in accounting principles                                                                     (.08)
- - ------------------------------------------------------------------------------------------------------------------------------
 Fully diluted                                                                                              $.86         $ .70
- - ------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                                                                    $.32         $.285
AVERAGE COMMON SHARES OUTSTANDING
Primary                                                                                                  236,698       235,914
Fully diluted                                                                                            238,592       238,435
- - ------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                  PNC BANK CORP.

- - --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS

- - --------------------------------------------------------------------------------

THREE MONTHS ENDED MARCH 31
IN MILLIONS                                                                                                 1994             1993
- - ---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                              $    206         $    168
Adjustments to reconcile net income to net cash provided by operating activities
 Cumulative effect of changes in accounting principles                                                                         19
 Provision for credit losses                                                                                  25               61
 Depreciation, amortization and accretion                                                                     56               53
 Deferred income taxes                                                                                        (8)             (21)
 Net securities gains                                                                                        (30)            (105)
 Net gain on sales of assets                                                                                 (19)              (4)
 Valuation adjustments on foreclosed assets, net of gains on sales                                            (5)              (2)
Change in
 Loans held for sale                                                                                         448                1
 Trading account securities                                                                                 (488)             (99)
 Other                                                                                                      (153)              40
- - ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                                                  32              111
- - ---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in loans                                                                                         (143)             790
Repayment
 Securities available for sale                                                                               955              272
 Investment securities                                                                                     1,216            1,108
Sales
 Securities available for sale                                                                             6,166            7,361
 Investment securities                                                                                        26               11
 Loans                                                                                                       537               48
 Foreclosed assets                                                                                            25               12
Purchases
 Securities available for sale                                                                            (5,651)          (5,798)
 Investment securities                                                                                    (2,360)          (2,828)
 Loans                                                                                                       (10)            (222)
Net cash paid for acquisition                                                                               (129)
Other                                                                                                        161           (1,093)
- - ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided (used) by investing activities                                                          793             (339)
- - ---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in
 Noninterest-bearing deposits                                                                               (171)            (805)
 Interest-bearing deposits                                                                                  (508)            (494)
 Federal funds purchased                                                                                    (674)           1,625
Sale/issuance
 Repurchase agreements                                                                                    38,805           54,403
 Commercial paper                                                                                            608            2,745
 Other borrowed funds                                                                                     25,983            6,915
 Notes and debentures                                                                                        820            1,056
 Common stock                                                                                                  8               17
Redemption/maturity
 Repurchase agreements                                                                                   (38,611)         (53,092)
 Commercial paper                                                                                           (691)          (2,775)
 Other borrowed funds                                                                                    (25,386)          (9,572)
 Notes and debentures                                                                                       (210)            (105)
Acquisition of treasury stock                                                                                 (4)              (3)
Cash dividends paid to shareholders                                                                          (75)             (67)
- - ---------------------------------------------------------------------------------------------------------------------------------
   Net cash used by financing activities                                                                    (106)            (152)
- - ---------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                                               719             (380)
 Cash and due from banks at beginning of year                                                              1,817            2,117
- - ---------------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks at end of period                                                             $  2,536         $  1,737
- - ---------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of PNC Bank Corp. and its subsidiaries ("Corporation"), substantially all of which are wholly owned. In the opinion of management, the financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented.
    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from such estimates.
    The notes included herein should be read in conjunction with the consolidated financial statements included in the 1993 Annual Report.

Earnings per Common Share

Primary earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.
    Fully diluted earnings per common share is based on net income adjusted for interest expense, net of tax, on outstanding convertible debentures and dividends declared on nonconvertible preferred stock. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of outstanding convertible preferred stock and convertible debentures from the beginning of the year and the number of shares of common stock which would be issued assuming the exercise of stock options. Adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

Changes in Accounting Principles

SECURITIES Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available for sale and carried at fair value with unrealized gains and losses reflected in shareholders' equity. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of cost or fair value.

INCOME TAXES Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Previously, deferred income taxes were accounted for using the deferred method.
    The cumulative effect of the change decreased net income in 1993 by $9.0 million or $.04 per fully diluted share.

INTANGIBLE ASSETS Effective January 1, 1993, the Corporation changed its method of accounting for certain identifiable intangible assets, consisting primarily of purchased mortgage servicing rights. Such assets are accounted for at the lower of amortized cost or the estimated value of future net revenues on a disaggregated basis. The estimated value of these assets is determined by discounting the related expected future net cash flows at a rate no less than the original discount rate. Previously, cash flows were not discounted for this purpose.

                                                                  PNC BANK CORP.

- - --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The cumulative effect of the change decreased net income $10.4 million or $.04 per fully diluted share.

Reclassifications

Certain prior period amounts have been reclassified to conform to reporting classifications utilized for the current reporting period. These reclassifications did not impact the Corporation's financial condition or results of operations.

Mergers and Acquisitions

On November 30, 1993, the Corporation consummated its acquisition of PNC Mortgage (formerly Sears Mortgage Banking Group) for $328 million in cash, subject to certain post-closing adjustments. The transaction was recorded under the purchase method of accounting and the total assets of PNC Mortgage were $7.6 billion at closing.
    During the first quarter of 1994, the Corporation acquired United Federal Bancorp, Inc. ("United"), State College, Pennsylvania, for $156 million in cash. The transaction was recorded under the purchase method of accounting and United's assets totaled $900 million at closing.
    During the third quarter of 1993, PNC Bank Corp. entered into an agreement to acquire First Eastern Corp. ("First Eastern"), Wilkes-Barre, Pennsylvania, which had total assets of $2.0 billion at March 31, 1994. Under the terms of the agreement, each share of First Eastern's common stock will be exchanged for $27.00 in cash. The transaction has an indicated value of $330 million and is expected to close in the second quarter of 1994 pending the approval of certain regulatory agencies.

Cash Flows

During the first three months of 1994 and 1993, interest paid on deposits and other contractual debt obligations totaled $422.1 million and $286.3 million, respectively, and applicable income taxes paid were $34.5 million and $28.8 million, respectively. Noncash investing activities consisted of transfers of loans to foreclosed assets aggregating $9.4 million in 1994 and $11.5 million in 1993.

Nonperforming Assets

Nonaccrual loans, restructured loans and foreclosed assets were as follows:

- - ---------------------------------------------------------------
                                         MARCH 31   December 31
IN MILLIONS                                  1994          1993
- - ---------------------------------------------------------------
Nonaccrual loans                             $355          $356
Restructured loans                              9            28
- - ---------------------------------------------------------------
 Total nonperforming loans                    364           384
Foreclosed assets                             157           170
- - ---------------------------------------------------------------
 Total nonperforming assets                  $521          $554
- - ---------------------------------------------------------------

Allowance for Credit Losses

The following table presents changes in the allowance for credit losses:

- - -------------------------------------------------------------
IN MILLIONS                                 1994         1993
- - -------------------------------------------------------------
Balance at January 1                        $972         $897
- - -------------------------------------------------------------
Charge-offs                                  (38)         (63)
Recoveries                                    15           16
- - -------------------------------------------------------------
 Net charge-offs                             (23)         (47)
Provision for credit losses                   25           61
Acquisition                                    6
- - -------------------------------------------------------------
 Balance at March 31                        $980         $911
- - -------------------------------------------------------------

Notes and Debentures

During the first quarter of 1994, certain bank subsidiaries issued $700 million of unsecured bank notes with maturities of one year and rates ranging from 3.50 percent to 3.55 percent.

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                    AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

- - --------------------------------------------------------------------------------

                                                               1994                                          1993
TAXABLE-EQUIVALENT BASIS                        -----------------------------------           -----------------------------------
                                                           FIRST QUARTER                                Fourth Quarter
                                                -----------------------------------           -----------------------------------
AVERAGE BALANCES IN MILLIONS, INTEREST IN     AVERAGE                       AVERAGE         Average                       Average
  THOUSANDS                                  BALANCES       INTEREST   YIELDS/RATES        Balances       Interest   Yields/Rates
- - ---------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Interest-earning assets
 Loans, net of unearned income
   Commercial                                 $11,349       $204,046           7.29%        $11,096       $192,274           6.87%
   Real estate project                          1,723         31,827           7.49           1,770         31,287           7.01
   Real estate mortgage                         9,055        151,988           6.71           5,813        107,844           7.42
   Consumer                                     8,450        170,595           8.19           8,279        176,390           8.45
   Other                                        1,446         19,337           5.38             925         14,618           6.31
- - ---------------------------------------------------------------------------------------------------------------------------------
 Total loans, net of unearned income           32,023        577,793           7.29          27,883        522,413           7.45
- - ---------------------------------------------------------------------------------------------------------------------------------
Short-term investments                            864          9,220           4.32             757          7,112           3.73
Securities
 U.S. Treasury                                  3,439         39,514           4.66           1,699         17,979           4.20
 U.S. Government agencies and corporations     15,520        224,558           5.79          16,480        234,589           5.69
 State and municipal                              377          9,743          10.34             397         10,450          10.50
 Other debt                                     1,688         21,290           5.05           1,652         18,273           4.42
 Corporate stocks and other                       214          4,181           7.83             200          2,332           4.67
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total securities                            21,238        299,286           5.65          20,428        283,623           5.55
- - ---------------------------------------------------------------------------------------------------------------------------------
Other interest-earning assets                   1,057         17,268           6.54             770         11,293           5.85
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets/interest
    income                                     55,182        903,567           6.59          49,838        824,441           6.59
- - ---------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets
 Allowance for credit losses                     (986)                                         (963)
 Cash and due from banks                        2,228                                         2,097
 Other assets                                   2,542                                         2,038
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total assets                               $58,966                                       $53,010
- - ---------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING SOURCES OF FUNDS
 Interest-bearing deposits
   Demand                                     $ 3,377          6,315            .76%        $ 3,225          4,101            .50%
   Savings                                      2,391          3,870            .66           2,241          3,867            .68
   Money market                                 6,493         32,255           2.01           6,348         27,528           1.72
   Certificates of deposit of $100,000
    or more                                     3,485         43,469           5.04           2,591         32,533           4.99
   Other time                                   9,747        112,223           4.67           9,413        111,252           4.69
   Deposits in foreign offices                    223          1,872           3.41             163          1,283           3.12
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits             25,716        200,004           3.15          23,981        180,564           2.99
- - ---------------------------------------------------------------------------------------------------------------------------------
Borrowed funds
 Federal funds purchased                        2,254         18,326           3.30           1,798         13,774           3.04
 Repurchase agreements                          6,065         51,828           3.47           5,749         52,964           3.66
 Commercial paper                                 500          4,095           3.32             542          4,450           3.26
 Other                                          2,724         22,488           3.21           1,364         15,237           4.43
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total borrowed funds                        11,543         96,737           3.37           9,453         86,425           3.63
- - ---------------------------------------------------------------------------------------------------------------------------------
Notes and debentures                           10,142        101,022           4.04           8,548         86,498           4.01
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing sources/interest
    expense                                    47,401        397,763           3.39          41,982        353,487           3.35
- - ---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing sources
 Demand and other noninterest-bearing
 deposits                                       6,021                                         5,781
 Accrued expenses and other liabilities         1,214                                         1,119
 Shareholders' equity                           4,330                                         4,128
- - ---------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity  $58,966                                      $53,010
- - ---------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                                           3.20                                          3.24
Impact of noninterest-bearing sources                                           .48                                           .53
- - ---------------------------------------------------------------------------------------------------------------------------------
   Net interest income/margin on earning assets             $505,804           3.68%                      $470,954           3.77%
- - ---------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of unearned income. The impact of interest rate swaps is included in the interest income/expense and average yields/rates for commercial loans, real estate mortgages, U.S. Government agencies and corporations securities, and interest-bearing sources of funds.

                                                                  PNC BANK CORP.

- - --------------------------------------------------------------------------------
AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS

- - --------------------------------------------------------------------------------

                                                      1993
- - -----------------------------------------------------------------------------------------------------------------------

                 Third Quarter                          Second Quarter                         First Quarter
        ----------------------------------     ----------------------------------    ----------------------------------

         Average                   Average      Average                   Average     Average                   Average
        Balances   Interest   Yields/Rates     Balances   Interest   Yields/Rates    Balances   Interest   Yields/Rates
- - -----------------------------------------------------------------------------------------------------------------------
         $11,121   $182,947           6.53%     $10,705   $179,705           6.73%    $10,578   $178,801           6.86%
           1,810     30,849           6.76        1,876     32,205           6.89       1,926     33,910           7.14
           3,812     77,456           8.13        3,892     82,997           8.53       4,029     89,614           8.90
           7,950    173,035           8.63        7,858    172,999           8.83       7,804    174,837           9.09
             835     13,619           6.52          853     13,506           6.34         877     14,614           6.69
- - -----------------------------------------------------------------------------------------------------------------------
          25,528    477,906           7.44       25,184    481,412           7.66      25,214    491,776           7.89
- - -----------------------------------------------------------------------------------------------------------------------
             523      5,516           4.18          412      4,113           4.01         612      5,810           3.85
           2,077     23,441           4.48        3,149     36,468           4.65       2,261     28,258           5.07
          16,687    259,058           6.21       14,626    233,683           6.39      13,458    222,458           6.61
             426     11,422          10.72          524     12,408           9.47         549     13,074           9.53
           1,697     17,511           4.13        2,803     35,532           5.07       2,639     37,977           5.76
             124      1,744           5.63           82      2,233          10.89          73      1,022           5.60
- - -----------------------------------------------------------------------------------------------------------------------
          21,011    313,176           5.96       21,184    320,324           6.05      18,980    302,789           6.39
- - -----------------------------------------------------------------------------------------------------------------------
             362      5,188           5.73          295      5,115           6.92         174      3,056           7.00
- - -----------------------------------------------------------------------------------------------------------------------
          47,424    801,786           6.73       47,075    810,964           6.90      44,980    803,431           7.20
- - -----------------------------------------------------------------------------------------------------------------------
            (935)                                  (920)                                 (910)
           1,875                                  2,046                                 1,850
           1,906                                  1,951                                 1,874
- - -----------------------------------------------------------------------------------------------------------------------
         $50,270                                $50,152                               $47,794
- - -----------------------------------------------------------------------------------------------------------------------
         $ 3,103      3,899            .50%     $ 3,074      5,808            .76%    $ 3,011      7,045            .95%
           2,274      4,544            .79        2,267      6,105           1.08       2,239      7,176           1.30
           5,824     25,614           1.74        5,612     27,352           1.95       5,700     29,175           2.08
           1,885     26,435           5.58        2,325     33,498           5.78       2,594     36,709           5.74
           9,257    112,446           4.82        9,187    114,022           4.98       9,268    117,302           5.13
             207      1,558           2.99          247      1,751           2.84         227      1,770           3.16
- - -----------------------------------------------------------------------------------------------------------------------
          22,550    174,496           3.07       22,712    188,536           3.33      23,039    199,177           3.51
- - -----------------------------------------------------------------------------------------------------------------------
           1,489     11,239           3.00        1,756     13,160           3.01       1,512     11,718           3.14
           6,772     59,488           3.49        8,304     70,804           3.42       6,967     59,660           3.47
             546      4,456           3.24          626      5,166           3.31       1,058      8,758           3.36
           1,603     14,036           3.47          799      9,697           4.87         612      8,389           5.56
- - -----------------------------------------------------------------------------------------------------------------------
          10,410     89,219           3.40       11,485     98,827           3.45      10,149     88,525           3.54
- - -----------------------------------------------------------------------------------------------------------------------
           7,027     70,193           3.96        5,578     57,467           4.13       4,744     52,161           4.46
- - -----------------------------------------------------------------------------------------------------------------------
          39,987    333,908           3.32       39,775    344,830           3.48      37,932    339,863           3.63
- - -----------------------------------------------------------------------------------------------------------------------
           5,263                                  5,379                                 5,051
           1,007                                  1,129                                   997
           4,013                                  3,869                                 3,814
- - -----------------------------------------------------------------------------------------------------------------------
         $50,270                                $50,152                               $47,794
- - -----------------------------------------------------------------------------------------------------------------------
                                      3.41                                   3.42                                  3.57
                                       .52                                    .54                                   .57
- - -----------------------------------------------------------------------------------------------------------------------
                  $467,878            3.93%               $466,134           3.96%              $463,568           4.14%
- - -----------------------------------------------------------------------------------------------------------------------

PNC BANK CORP.

- - --------------------------------------------------------------------------------
                                                           CORPORATE INFORMATION

Stock Listing

PNC Bank Corp.'s common stock is traded on the New York Stock Exchange (NYSE) under the symbol PNC.

Registrar and Transfer Agent

Chemical Bank
J. A. F. Building P.O. Box 3068
New York, New York 10116-3068
800-982-7652

Inquiries

INDIVIDUAL SHAREHOLDERS SHOULD CONTACT:
The PNC Bank Hotline at 800-982-7652 or Shareholder Relations at 800-843-2206.

ANALYSTS AND INSTITUTIONAL INVESTORS SHOULD CONTACT:
William H. Callihan, Vice President,
Investor Relations at 412-762-8257.

NEWS MEDIA REPRESENTATIVES AND OTHERS SEEKING
GENERAL INFORMATION SHOULD CONTACT:
Jonathan Williams, Vice President,
Media Relations at 412-762-4550.

FORM 10-Q:
The Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission. Copies of this report, excluding exhibits, may be obtained without charge by writing to Samuel R. Patterson, Senior Vice President, Financial Reporting, at corporate headquarters.

Corporate Headquarters

PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, Pennsylvania 15265

Stock Prices/Dividends Declared

The table below sets forth the range of high and low sale prices for PNC Bank Corp. common stock and the respective dividends declared per common share by quarter.


- - ---------------------------------------------------------------
                         Daily Sale Prices
                      -----------------------    Cash Dividends
                         High             Low          Declared
- - ---------------------------------------------------------------
1994 QUARTER
- - ---------------------------------------------------------------
FIRST                 $29.875         $25.250            $ .320
- - ---------------------------------------------------------------
1993 Quarter
- - ---------------------------------------------------------------
First                 $35.000         $27.000            $ .285
Second                 36.125          29.750              .285
Third                  32.750          28.500              .285
Fourth                 31.125          27.625              .320
- - ---------------------------------------------------------------
   Total                                                 $1.175
- - ---------------------------------------------------------------

Dividend Reinvestment and
Stock Purchase Plan

PNC Bank Corp.'s dividend reinvestment and stock purchase plan enables shareholders of common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment card may be obtained by writing to Shareholder Relations at corporate headquarters.